Exhibit 99.1

First Quarter Fiscal 2023 Preliminary Results and Announcement of Earnings Date

PORTLAND, Ore.--(BUSINESS WIRE)--December 19, 2022--Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) today announced preliminary results for its fiscal 2023 first quarter ended November 30, 2022.

First Quarter Fiscal 2023 Expected Performance

The Company anticipates:

  First quarter diluted loss per share from continuing operations to be in the range of $(0.64) - $(0.69). Net loss to be in the range of $(18) million - $(20) million and net loss per ferrous ton in the range of $(21) - $(23).
  Adjusted diluted loss per share from continuing operations to be in the range of $(0.44) - $(0.49), which excludes expected charges of $7 million primarily related to asset impairments and restructuring and other exit-related activities.
  Adjusted EBITDA to be in the range of $6 million - $8 million and adjusted EBITDA per ferrous ton in the range of $8 - $10.
  Results reflect an estimated adverse impact of approximately $18 million or $21 per ferrous ton from extended operational disruptions at the Everett and Oakland metals recycling facilities that were resolved in November.

Demand weakened throughout the quarter, influenced by macro concerns globally, including slower growth, the impact of China’s COVID lockdowns, inflationary pressures, the strength of the U.S. Dollar, and steel inventory destocking. The Company expects average net selling prices for ferrous, nonferrous, and finished steel prices to be down sequentially by 12%, 14%, and 9%, respectively. These lower prices led to significantly tighter supply flows and compression of metal spreads. Ferrous and nonferrous sales volumes are expected to decline by 33% and 12% sequentially, which includes the impact on supply flows and sales volumes from the disruptions in Everett and Oakland and several ferrous shipments slipping into December. Finished steel sales volumes are expected to decline by 6% sequentially. Previously announced productivity initiatives targeting annual benefits of $40 million are expected to deliver a nearly full quarterly run rate of benefits in the first quarter, helping mitigate the impact of inflation on operating costs. The detriment from average inventory accounting is anticipated to approximate $2 per ferrous ton.

Tamara Lundgren, Chairman and Chief Executive Officer, said, "Our first quarter results were impacted by an extended shredder outage at our Everett facility and a regulatory issue limiting operations at our shredder facility in California, both of which were resolved by mid-November. These disruptions, together with tight supply flows from the lower price environment and weaker economic activity, resulted in significantly lower sequential ferrous sales volumes. Since the end of the quarter, however, we have seen a strengthening in sales prices and demand for recycled metals in both the export and domestic markets. With the operational disruptions now behind us, we are expecting significant improvement in our second quarter results.”

Ms. Lundgren continued, “Looking beyond current market conditions, we believe the structural demand for recycled metals remains positive, supported by the transition to low carbon technologies, the increased focus on decarbonization, and the expected funding related to the Infrastructure Investment and Jobs Act and the Inflation Reduction Act, including Buy Clean provisions.”

Operating cash flow is expected to be negative in the range of $60 million to $65 million, reflecting an increase in net working capital due to the annual payment of incentive compensation accrued in fiscal 2022 and higher inventories due to the shipment delays. Capital expenditures are expected to be approximately $48 million. Total debt is expected to be $358 million at the end of the first quarter. The effective tax rate for the first quarter is expected to be a benefit of approximately 26%.

The preliminary information provided above is based on the Company’s current estimates of its financial results for the quarter ended November 30, 2022 and remains subject to change based on final review of the Company’s first quarter financial results.

Earnings Call Date

The Company will report financial results for its fiscal 2023 first quarter ended November 30, 2022 on Thursday, January 5, 2023. The Company will host a webcast conference call to discuss the results at 11:30 a.m. Eastern Time on the same day. The webcast of the call and the accompanying slide presentation may be accessed at www.schnitzersteel.com/company/investors/event-calendar on Schnitzer’s website under Company > Investors > Event Calendar. The call will be hosted by Tamara Lundgren, Chairman and Chief Executive Officer, and Stefano Gaggini, Senior Vice President and Chief Financial Officer.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 25 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 51 stores which sell serviceable used auto parts from salvaged vehicles and receive over 4.1 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Non-GAAP Financial Measures

This press release contains expected performance based on adjusted diluted loss per share from continuing operations attributable to SSI shareholders, adjusted EBITDA and adjusted EBITDA per ferrous ton which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing these non-GAAP financial measures adds a meaningful presentation of our results from business operations excluding adjustments for asset impairment charges, restructuring charges and other exit-related activities, charges for legacy environmental matters (net of recoveries), business development costs not related to ongoing operations including pre-acquisition expenses, and the income tax benefit allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Reconciliation of adjusted diluted loss per share from continuing operations attributable to SSI shareholders
($ per share)
	1Q23
	High	Low
As reported	$(0.64)	$(0.69)
Asset impairment charges, per share	0.14	0.14
Restructuring charges and other exit-related activities, per share	0.06	0.06
Charges for legacy environmental matters, net, per share(1)	0.05	0.05
Business development costs, per share	0.01	0.01
Income tax benefit allocated to adjustments, per share(2)	(0.06)	(0.06)
Adjusted	$(0.44)	$(0.49)
(1)	Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.
(2)

Income tax allocated to the aggregate adjustments reconciling reported and adjusted (loss) income from continuing operations attributable to SSI shareholders and diluted (loss) earnings per share from continuing operations attributable to SSI shareholders is determined based on a tax provision calculated with and without the adjustments.

Reconciliation of adjusted EBITDA
($ in millions)
	1Q23
	High	Low
Net loss	$(18)	$(20)
Plus loss from discontinued operations, net of tax	—	—
Plus interest expense	3	3
Less income tax benefit	(6)	(6)
Plus depreciation and amortization	21	21
Plus asset impairment charges	4	4
Plus restructuring charges and other exit-related activities	2	2
Plus charges for legacy environmental matters, net(1)	1	1
Plus business development costs	—	—
Adjusted EBITDA(2)	$8	$6

Ferrous sales volume (LT, in thousands)	851	851
Adjusted EBITDA per ferrous ton sold ($/LT)	10	8
(1)	Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.
(2)	May not foot due to rounding.

Forward Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “the Company,” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs, and strategies regarding the future, which may include statements regarding the impact of equipment upgrades, equipment failures, and facility damage on production, including timing of repairs and resumption of operations; the realization of insurance recoveries; the impact of pandemics, epidemics, or other public health emergencies, such as the coronavirus disease 2019 (“COVID-19”) pandemic; the Company’s outlook, growth initiatives, or expected results or objectives, including pricing, margins, sales volumes, and profitability; completion of acquisitions and integration of acquired businesses; the impacts of supply chain disruptions, inflation, and rising interest rates; liquidity positions; our ability to generate cash from continuing operations; trends, cyclicality, and changes in the markets we sell into; strategic direction or goals; targets; changes to manufacturing and production processes; the realization of deferred tax assets; planned capital expenditures; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions, and credits; the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; the impact of labor shortages or increased labor costs; obligations under our retirement plans; benefits, savings, or additional costs from business realignment, cost containment, and productivity improvement programs; the potential impact of adopting new accounting pronouncements; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations, and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of Part I of our most recent Annual Report on Form 10-K. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the impact of equipment upgrades, equipment failures, and facility damage on production; failure to realize or delays in realizing expected benefits from capital projects, including investments in processing and manufacturing technology improvements; the cyclicality and impact of general economic conditions; the impact of inflation, rising interest rates, and foreign currency fluctuations; changing conditions in global markets including the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; increases in the relative value of the U.S. dollar; economic and geopolitical instability including as a result of military conflict; volatile supply and demand conditions affecting prices and volumes in the markets for raw materials and other inputs we purchase; significant decreases in recycled metal prices; imbalances in supply and demand conditions in the global steel industry; difficulties associated with acquisitions and integration of acquired businesses; supply chain disruptions; reliance on third-party shipping companies, including with respect to freight rates and the availability of transportation; the impact of goodwill impairment charges; the impact of long-lived asset and equity investment impairment charges; the impact of pandemics, epidemics, or other public health emergencies, such as the COVID-19 pandemic; inability to achieve or sustain the benefits from productivity, cost savings, and restructuring initiatives; inability to renew facility leases; customer fulfillment of their contractual obligations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under the agreement governing our bank credit facilities; the impact of consolidation in the steel industry; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; translation risks associated with fluctuation in foreign exchange rates; inability to obtain or renew business licenses and permits; environmental compliance costs and potential environmental liabilities; increased environmental regulations and enforcement; compliance with climate change and greenhouse gas emission laws and regulations; the impact of labor shortages or increased labor costs; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Contacts

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@schn.com

Company Info:
www.schnitzersteel.com
ir@schn.com